As filed with the Securities and Exchange Commission on December 8, 2021

Registration No. 333-188409

Registration No. 333-217720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-188409

FORM S-8 REGISTRATION STATEMENT NO. 333-217720

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA PROPERTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-0068852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

315 Park Avenue South, Suite 500, New York, New York 10010

(Address of Principal Executive Offices) (Zip Code)

COLUMBIA PROPERTY TRUST, INC.

2013 LONG-TERM INCENTIVE PLAN

COLUMBIA PROPERTY TRUST, INC.

AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

James A. Fleming

Executive Vice President and Chief Financial Officer

Columbia Property Trust, Inc.

315 Park Avenue South, Suite 500

New York, New York 10010

(Name and address of agent for service)

(212) 687-0800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On December 8, 2021, pursuant to the Agreement and Plan of Merger, dated as of September 7, 2021 (the “Merger Agreement”), by and among Columbia Property Trust, Inc., a Maryland corporation (the “Registrant”), Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Panther Merger Parent, Inc., a Delaware corporation (“Parent”), and Panther Merger Sub, LLC, a Delaware liability company (“Merger Sub”), the Merger Sub merged with and into Operating Partnership (the “Partnership Merger”) with Operating Partnership remaining as the surviving entity, and immediately following the Partnership Merger, Parent merged with and into the Registrant with the Registrant remaining as the surviving entity (the “Merger” and, together with the Partnership Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements. Accordingly, the Registrant is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statements:

1.

Registration Statement on Form S-8 (File No. 333-188409), filed with the SEC on May 7, 2013, registering 8,000,000 shares of common stock under the Columbia Property Trust, Inc. 2013 Long-Term Incentive Plan; and

2.

Registration Statement on Form S-8 (File No. 333-217720), filed with the SEC on May 4, 2017, registering 2,800,000 shares of common stock under the Columbia Property Trust, Inc. Amended and Restated 2013 Long-Term Incentive Plan.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 8, 2021.

COLUMBIA PROPERTY TRUST, INC.

By:	/s/ E. Nelson Mills
	Name:	E. Nelson Mills
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3